Exhibit 3.1(b)


                            CERTIFICATE OF AMENDMENT
                                      OF
                          CERTIFICATE OF INCORPORATION
                                      OF

                                POP N GO, INC.


        POP N GO, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        The amendment of this corporation's Certificate of Incorporation set forth in the following resolution was approved by this corporation's Board of Directors, and stockholders was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

"FOURTH: The total number of shares of stock which this corporation shall have authority to issue is 100,000,000 shares of Common Stock, par value $0.001 per share."

        IN WITNESS WHEREOF, POP N GO, INC., has caused this Certificate of Amendment to be duly executed by its President and attested to by its Secretary this 5th day of February, 2002.


        POP N GO, INC.                                ATTEST:


By: /s/ Melvin Wyman                          By: /s/ Melvin Wyman
        ------------------------                      ------------------------
        Melvin Wyman, President                       Melvin Wyman, Secretary